Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


12 noon GMT 7am ET

                  SHIRE BOOSTS ADHD PORTFOLIO WITH ACQUISITION

BASINGSTOKE, UK - 27 FEBRUARY 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that it has agreed to acquire from Noven Pharmaceuticals, Inc. the worldwide sales and marketing rights to METHYPATCH(R)*, a methylphenidate transdermal delivery system for the once daily treatment of ADHD (attention deficit and hyperactivity disorder) which was filed on 27 June 2002 with the US FDA (Food & Drug Administration).

Shire will make an upfront payment to Noven of $25 million followed by separate milestone payments up to $125 million, which will be dependent on FDA approval and the achievement of certain sales targets. All payments will be made in cash. The transaction is expected to be modestly dilutive for the first 18 months and is expected to be accretive thereafter.

The acquisition is in line with Shire's strategy of maintaining leadership in the US ADHD market. Shire's current lead product for ADHD, Adderall XR(R), is a successful new once daily formulation of mixed amphetamine salts, enhancing the long-established Adderall(R) brand. The acquisition of the METHYPATCH will enable Shire to develop a significant new presence in the methylphenidate segment of the market which currently represents 53% of the US ADHD prescription volume**.

Subject to regulatory approval on the transaction and the NDA application submitted by Noven, Shire anticipates a US launch for the product in the second half of 2003. Shire will make use of its existing US sales force to sell the new product.

Noven will provide manufacturing. Shire will be responsible for post launch phase-IV trials and will have full international rights to all future METHYPATCH improvements.

METHYPATCH has a technology patent until 2012 and composition patents in the US until September 2018 and other key markets until December 2018.

Says Shire Chief Executive, Rolf Stahel:

"This is an acquisition that is core to Shire's strategy. METHYPATCH(R)* strengthens our position as the leading ADHD company. Over the last twelve months Adderall XR(R), taken once a day orally, has become the fastest growing product in the ADHD market, reflecting the positive response to Adderall XR from doctors and patients alike. METHYPATCH will be the first transdermal drug delivery based product offered to doctors and patients for the treatment of ADHD. METHYPATCH provides flexibility as patients can now control the duration of medication effect by adjusting the wear time of the product. The addition of METHYPATCH to the Shire portfolio will enable us to more completely serve the needs of ADHD patients."


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Says Noven President, CEO and Chairman, Robert Strauss:

"We are very pleased with the appointment of Shire as our strategic development and marketing partner for METHYPATCH(R)*. Shire is clearly the leader in ADHD. They have demonstrated their strong capabilities through the very successful development and launch of Adderall XR(R). Shire's global development and marketing ability was another key factor in our decision to select Shire. We are very proud that our product will lead Shire's expansion into the market for long-acting methylphenidate products, and view this transaction as the first step towards a long and successful relationship with the world leader in ADHD therapy."


FOR FURTHER INFORMATION PLEASE CONTACT:

GLOBAL (OUTSIDE US AND CANADA)

Gordon Ngan - Investor Relations                   +44 1256 894 160

Jessica Mann - Media                               +44 1256 894 280

US & CANADA

Michele Roy - Media                                +1 450 978 7876

NOVEN CONTACT:

Joseph C. Jones
Vice President, Corporate Affairs
Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida  33186
Phone: 305-964-3101
Fax: 305-232-1836
E-mail: jjones@noven.com

NOTES TO EDITORS

* registered trademark of Noven Pharmaceuticals, Inc.
** source IMS monthly data January 2003

SHIRE PHARMACEUTICALS GROUP PLC

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas - central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and biologics. Shire's core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of

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competitive products, including but not limited to the impact of same on Shire's
ADHD franchise of patents, government regulation and approval, including but not limited to the expected approval date of lanthanum carbonate (FOSRENOL(TM)) and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.

ABOUT NOVEN
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven's existing products include advanced estrogen transdermal delivery systems and combination estrogen/progestin transdermal delivery systems. With a range of additional products in development, including MethyPatch(R), Noven is committed to becoming the world's premier developer, manufacturer and marketer of transdermal drug delivery systems. For additional information on Noven and its licensing opportunities, visit www.noven.com


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